Home Equity Loan-Backed Term Notes, GMACM Series 2000-CL1 Group 1
		Payment Date	11/25/2002

Servicing Certificate
Beginning Pool Balance	178,027,394.76
Beginning PFA	0.00
Ending Pool Balance	169,882,906.75
Ending PFA Balance	-
Principal Collections	6,931,744.65
Principal Draws	-
Net Principal Collections	6,931,744.65

Current Month Repurchases - Units	19
Current Month Repurchases - Dollars	520,185.50

Active Loan Count	6,714

Interest Collections	2,199,712.34

Weighted Average Net Loan Rate	15.29157%
Substitution Adjustment Amount	0.00

	Beginning	Ending				Interest	Security	Note
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Rate
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00000	0.00%
Class A-2	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00000	0.00%
Class A-3	46,071,777.74	37,927,289.73	0.5696413	8,144,488.01	290,636.13	0.00	0.117787	7.57%
Class A-4	37,753,000.00	37,753,000.00	1.0000000	0.00	248,225.98	0.00	0.117245	7.89%
Class M	34,256,000.00	34,256,000.00	1.0000000	0.00	248,926.93	0.00	0.106385	8.72%
Class B	20,553,000.00	20,553,000.00	1.0000000	0.00	154,147.50	0.00	0.063829	9.00%

Certificates	31,061.64

Beginning Overcollateralization Amount	39,393,617.02
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	39,393,617.02
Overcollateralization Target Amount	39,393,617.02

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent of
	Balance		of Loans	Ending Balance
Delinquent Loans (30 Days)*	7,763,536.13		303	4.57%
Delinquent Loans (60 Days)*	3,627,360.97		156	2.14%
Delinquent Loans (90+ Days)*	7,485,876.43		298	4.41%
Foreclosed Loans	112,654.37		3	0.07%
REO	-		-	0.00%

* Delinquency Figures Include Foreclosures, REO, and Bankruptcy.

		Percent of
	Liquidation To-Date	Original Pool Balance
Beginning Loss Amount	24,646,734.47
Current Month Loss Amount	1,212,743.36	0.35%
Current Month's Recoveries	50,830.00
Ending Loss Amount	25,808,647.83	7.53%

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00